Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 333-130680, 333-138244, 333-141362) and Forms S-8 (Nos. 333-134392 and 333-143054) of MathStar, Inc. of our report dated March 31, 2009 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Portland, OR
March 31, 2009